Exhibit 99.1


                 iMergent Announces Financial Results

    OREM, Utah--(BUSINESS WIRE)--March 9, 2006--iMergent, Inc.
(AMEX:IIG):

    --  Reports Results for the Three and Six Months Ended December
        31, 2005

    -- Files SEC Form 10-K for the Fiscal Year Ended June 30, 2005 Including the Restated Fiscal Years Ended June 30, 2004 and 2003

    -- Files SEC Forms 10-Q for the Fiscal Quarters Ended September 30, 2005 and December 31, 2005

    iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, today announced the results for the three and six months ended December 31, 2005. Also today, the Company is filing with the Securities Exchange Commission
(SEC) its Form 10-K for the fiscal year ended June 30, 2005 including the restated fiscal years ended June 30, 2004 and 2003 and its Forms 10-Q for the fiscal quarters ended September 30, 2005 and December 31, 2005.
    Don Danks, chairman and chief executive officer, stated, "Completing our fiscal 2005 audited financial statements marks a significant milestone for iMergent, and we are gratified to move forward and provide updates on our progress in running the business. While we devoted attention to completing our 2005 financial statements and restatements of prior years, we remained focused on our established growth strategy of enhancing our technology, ensuring outstanding customer service, increasing sales teams and workshops to leverage our corporate and support infrastructure, and developing additional marketing partnerships."
    "We have accomplished that and more. StoresOnline(TM) Pro, a major upgrade to our core product, enhances customers' ability to manage and grow their businesses. In the last year, we have introduced ancillary products such as our proprietary Marketing Tool-kit and a third-party small business tax preparation service offering. In addition, we have broadened our training offerings to serve existing customers wishing to drive their businesses to the next level. Perhaps what I am most proud of throughout these past nine months is our ability to maintain and expand our marketing relationships. To date, we have begun initial product testing with a major national financial institution and a national marketing partner to expand our reach further into established small business markets. The response has been quite positive."

    Financial Review

    In December 2005, the Company changed its business model to: (1) limit certain "free" services to a period of one year for all customers who purchased the StoresOnline software prior to December 20, 2005, and (2) begin charging customers for those services as part of customer support. This change in business model resulted in the recognition of product and other revenue of $108.0 million of previously deferred revenue, which would have been recognized in future periods had the change in business model not occurred. The company's revenue recognition policies and a table summarizing the changes within the deferred revenue account for the three and six-month periods ended December 31, 2005 and 2004 follow in this press release.
    In addition to revenue recognized each period in the statement of operations, management believes the net dollar volume of contracts written each period is a relevant and meaningful statistic to the understanding of the operations of the Company. Net dollar volume of contracts written represents gross dollar sales contracts executed during the period less estimates for bad debts and discounts incurred on sales of trade receivables ("financial discounts"). As net dollar volume of contracts written is not a U.S. generally accepted accounting principles (GAAP) measure, a table reconciling GAAP revenue to net dollar volume of contracts written follows in this press release.

    Three-months Ended December 31, 2005

    -- Revenues for the three months ended December 31, 2005 increased to $120.5 million from $9.8 million for the three months ended December 31, 2004. The $110.7 million increase includes $108.0 million of previously deferred revenue, which would have been recognized in future periods had the change in the company's business model not occurred.

    -- Product and other revenue increased to $117.5 million for the three months ended December 31, 2005 from $5.9 million for the three months ended December 31, 2004. The $111.6 million increase includes $108.0 million of previously deferred revenue, which would have been recognized in future periods had the change in the company's business model not occurred.

    -- Net contracts written were $25.1 million for the three months ended December 31, 2005 compared to $23.6 million for the three months ended December 31, 2004. A table reconciling GAAP revenue to net contracts written follows in this press release.

    -- Total operating expenses were $21.6 million in the three months ended December 31, 2005 compared to $18.9 million in the comparable period of the previous fiscal year.

    -- Net income was $111.2 million, or $8.92 per diluted common share, for the three months ended December 31, 2005 compared to a net loss of $8.3 million, or $0.71 per diluted common share, for the comparable period of the previous year. Net income for the three months ended December 31, 2005 includes an $11.7 million income tax benefit resulting primarily from the reversal of a valuation allowance against the Company's deferred income tax assets due to those assets becoming more likely than not of being realized due to the change in business model.

    Brandon Lewis, president and chief operating officer, said, "By executing on our growth strategy the demand for Internet training workshops increased. Therefore, in September 2005, we launched our sixth sales team, and the team is now fully productive and posting positive results. During the second quarter of fiscal 2006, we conducted 200 workshops including 65 international workshops compared to 185 workshops including 51 international workshops during the comparable quarter of the prior fiscal year. We have increased our offerings at the workshops, and through our back-end marketing partners we have further optimized the value of our database by selling additional training and marketing solutions."
    "Our long-term strategy is to further diversify our customer base and drive new opportunities from multiple revenue streams. To this end, we expect to roll out new proprietary product offerings while adding to our list of industry-leading partners. For example, our recently announced StoresOnline Pro edition gives customers total control of their businesses on the Internet while streamlining the operations and functionality of their web sites, creating a more user-friendly interface for online customers. Looking ahead, we expect to further leverage our in-house capabilities by partnering with industry-leading companies and introducing innovative new product offerings for our StoresOnline customers," added Lewis.

    Six-Months Ended December 31, 2005

    -- Revenues for the six months ended December 31, 2005 increased to $131.9 million from $17.9 million for the six months ended December 31, 2004.

    -- Product and other revenue increased to $126.5 million for the six months ended December 31, 2005 from $11.0 million for the six months ended December 31, 2004.

    -- Both increases reflect the recognition of $108.0 million of previously deferred product and other revenue, which would have been recognized in future periods had the change in business model not occurred.

    -- Net contracts written were $42.1 million for the six months ended December 31, 2005 compared to $42.0 million for the six months ended December 31, 2004.

    -- Total operating expenses were $38.8 million for the six months ended December 31, 2005 compared to $34.1 million for the comparable period in the prior fiscal year.

    -- Net cash provided by operating activities for the six months ended December 31, 2005 was $15.3 million.

    -- Net income was $105.7 million, or $8.46 per diluted common share, for the six months ended December 31, 2005 compared to a net loss of $14.8 million, or $1.27 per diluted common share, in the comparable period in the prior fiscal year. Net income for the six months ended December 31, 2005 includes an $11.5 million income tax benefit resulting primarily from the reversal of a valuation allowance against the Company's deferred income tax assets due to those assets becoming more likely than not of being realized due to the change in business model.

    Robert Lewis, chief financial officer, stated, "Net cash provided by operating activities for the six months ended December 31, 2005 was $15.3 million. As of December 31, 2005, the Company had $25.7 million in cash and cash equivalents."

    Guidance

    Although management is confident it will grow revenue and the net dollar volume of contracts written in fiscal 2006, the Company will refrain from providing formal guidance at this time.
    Danks added, "In 2005, we managed a number of challenges. We persevered and we became a stronger and more focused Company for the effort. iMergent continues to be committed to providing our customers with the most innovative and efficient tools to build and manage their online storefronts. Our success has delivered revenue growth and we expect to continue to remain profitable. The future is promising, and we look forward to providing updates as we achieve the goals we have outlined today."

    The American Stock Exchange Update

    The American Stock Exchange (AMEX) had taken action to have the Company's common stock delisted from the AMEX as the Company had not filed its Annual Report on Form 10-K for the year ended June 30, 2005 and Forms 10-Q for the quarterly periods ended September 30, 2005 and December 31, 2005. With these documents now filed with the SEC, the Company should be in compliance with the AMEX requirements.

    Conference Call

    The Company is hosting a conference call today at 1:30 p.m. PT (4:30 p.m. ET). The call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call. A telephone replay will be available through March 13, 2006; dial 706-645-9291, and enter access code 5942558.

    Revenue Recognition Prior to Change of Business Model in December
2005

    Product and Other Revenue

    On October 1, 2000, the Company began selling licenses to customers to use the Company's StoresOnline Software (SOS). The SOS software is a web-based software product that enables customers to develop Internet websites for commerce without requiring additional assistance from the Company, if the customers desire. When customers purchase an SOS license at one of the Company's Internet workshops, they receive a CD-ROM containing the license, a password and instructions that allow immediate access to the Company's website and servers where all of the necessary software programs and tools are located to complete the construction of their websites. Additionally, the Company provides website setup services and customer support for incremental fees. When customers complete their websites, those websites can be hosted with the Company or any other provider of such services at the customers' option. If the customers choose to host with the Company, the Company will host the websites for an additional fee. Customers have the option to create their websites on their own completely without access to the Company website and the option to host their websites with another hosting service. In fiscal 2005, the Company completed its certification as an eBay solution provider. Consequently, the Company began selling on-line auction training workshops designed to instruct participants on successfully selling products and services through on-line auctions and the utilization of the on-line auction functionality of the StoresOnline software.
    From October 1, 2000 through December 20, 2005, the Company allowed its customers unlimited access to the SOS software on the Company's servers (access service), even though the Company was not legally obligated to do so. This access service was provided at no additional cost to the Company's customers with the expectation that it would generate revenues under future hosting arrangements and because there was no incremental direct cost of providing such access service. Consequently, the Company had not established vendor specific objective evidence (VSOE) of fair value for the access service.
    The American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition," (SOP 97-2) requires that all revenue from the sale of software products and related services in multiple-element arrangements be deferred until the earlier of the point at which (a) sufficient VSOE of fair value exists for each product and service in the arrangement or (b) all elements of the arrangement have been delivered. However, SOP 97-2 does provide for an exception if the only undelivered elements are services that do not involve significant production, modification, or customization of software. In that instance, fees for the bundle of software products and related services may be recognized as revenue over the period during which the services are expected to be performed. The Company has determined the access service period to be five years.
    Therefore, all fees collected for the software products, setup services, customer support, hosting services, and on-line auction training workshops are deferred and recognized ratably over the five-year access service period, net of expected customer refunds. Fees related to extended payment term arrangement (EPTAs) contracts are deferred and recognized as revenue over the access service period or when cash is collected, whichever occurs later.

    Commission and Other Revenue

    The Company has contracts with third-party entities with respect to telemarketing product sales to the Company's customers following the sale of the initial software licenses. These products and services are intended to assist the customers in being successful with their businesses. These products are sold and delivered completely by third parties. The Company receives commissions from these third parties, and recognizes the commissions as revenue as the commissions are received in cash, net of expected customer refunds, in accordance with EITF No. 99-19.

    Impact on Revenue Recognition Due to Change of Business Model in
December 2005

    Product and Other Revenue

    In December 2005, the Company changed its business model to: (1) limit the "free" access service to a period of one year for all customers who purchased the SOS software prior to December 20, 2005, and (2) begin charging customers for access services as part of customer support. The Company's general counsel has reviewed the agreements between the Company and the Company's customers and is of the opinion that the Company has the legal right to limit the "free" access service to one year for all existing customers and that such position would be upheld by a court of law. In December 2005, customers who were beyond their one-year "free" access service period began renewing and paying for their customer support and access services on either a monthly or an annual basis.
    Additionally, beginning December 20, 2005, all new customers are no longer offered the "one-year free" customer support and access services in connection with their purchases of software licenses. All sales after that date require the customers to pay separately for customer support and access services either on a monthly basis or an annual basis.
    As a result of this change in business model in December 2005, the
Company: (1) established VSOE of fair value for the combined access and customer support services, and (2) delivered all remaining elements of the multiple-element arrangements for all customers existing prior to December 27, 2004. Therefore, in December 2005, the Company recognized revenue for all fees collected for delivered elements, less the VSOE of fair value of the undelivered element (the residual method). The Company recognized $117.5 million of previously deferred product and other revenue during the three months ended December 31, 2005 as a result of this change in business model.
    Fees for SOS software licenses sold under EPTAs are recognized as revenue as cash payments are received from the customers and not at the time of sale. Although the Company is able to reasonably estimate the collectibility of its receivables based upon its long history of offering EPTAs, SOP 97-2 requires revenue to be deferred until customer payments are received if collection of the original principal balance is not probable. Additionally, if the Company subsequently sells the receivables on a non-recourse basis, SOP 97-2 requires that the related revenue be deferred until the customer makes cash payments to the third-party purchaser of the receivables.
    Revenue is not recognized until after the customers' three-day rescission rights have expired. Sales of SOS software licenses are recognized as revenue at the time the software is delivered (assuming VSOE of fair value of all elements in multiple-element arrangements have been established). Revenue recognized is based upon the total fees collected less the VSOE of fair value of any undelivered products or services that do not involve significant production, modification, or customization of the SOS software.
    Fees collected for services, including customer support, website access, and website hosting, are recognized as revenue over the period during which the services are expected to be performed, based upon the VSOE of fair value for such services. Fees related to EPTA contracts are deferred and recognized as revenue during the service period or when cash is collected, whichever occurs later.

    Commission and Other Revenue

    The Company also has contracts with third-party entities with respect to telemarketing product sales to the Company's customers following the sale of the initial software licenses. These products and services are intended to assist the customers in being successful with their businesses. These products are sold and delivered completely by third parties. The Company receives commissions from these third parties, and recognizes the commissions as revenue as the commissions are received in cash, net of expected customer refunds, in accordance with EITF No. 99-19.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah the Company sells its proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

    iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

    Safe Harbor Statement

    Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's continued ability to maintain operations; the ability to continue to provide domestic and international workshops; the success of enhancing technology, ensuring outstanding customer service, increasing website activation, increasing recurring revenue, broadening the Company's training offerings; increasing sales teams and workshops leveraging the Company's corporate and support infrastructure, and developing additional marketing partnerships; that StoresOnline(TM) Pro provides the Company's customers with a major upgrade to the core product and enhances the ability to manage and grow their businesses; the ability to maintain and expand the Company's marketing relationships; the continuation of revenue growth; the Company expects to continue to remain profitable; that the Company has properly interpreted US GAAP in general and specifically relating to the Company properly changing its business model resulting in the recognition of revenue that was previously recorded as deferred revenue; the continued success of sales teams; that revenue growth will continue in fiscal years 2006 and 2007; the proper training of additional sales teams; the ability of the Company to diversify the customer base and drive new opportunities from multiple revenue streams; the ability of the Company to roll out new proprietary product offerings; the ability of the Company to add industry-leading partners or partnerships at all; the success of and the continuation of reducing the Company's working capital requirements and increasing use of third-party financing in conjunction with domestic workshops; the ability to maintain and increase margins; the ability to attract new customers; the Company's added features gaining and continuing to gain momentum in the marketplace; the ability to increase ancillary product sales; the ability to create stronger ties with the company's customers; the ability to drive longer-term web hosting relationships and recurring revenue; the ability to continue to increase earnings; the ability to increase the number of workshops as well as to continue to maintain/increase training events; that the Company did in fact as a consequence of the business model changes establish VSOE; that the Company did in fact deliver all remaining elements of the multiple-element arrangements; the Company's ability to attract and retain key management and other personnel; the results of the class action lawsuits filed as well as the potentiality of new proceedings being filed; employees complying with Company policies and laws; the results of the pending appeal of the American Stock Exchange (AMEX) determination to de-list the Company's securities on AMEX; that the Company is in compliance with AMEX listing requirements; the results of the Securities and Exchange Commission Division of Corporation Finance's review of the delinquently filed 2005 Form 10-K and Forms 10-Q for the quarters ended September 30, 2005 and December 31, 2005; the possibility that the Securities and Exchange Commission Division of Enforcement may initiate an enforcement action against the Company or any of its officers or directors; the Company's material weaknesses in internal controls could prevent the Company from timely meeting its future reporting requirements; and the volatility in its stock price pending resolution or resulting from the matters discussed above. For a more detailed discussion of factors that affect iMergent's operating results, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations in its Form 10-K for the year ended June 30, 2005 and its Forms 10-Q for the quarterly periods ended September 30, 2005 and December 31, 2005. The Company undertakes no obligation to update this forward-looking information.


                    iMERGENT, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
             (Dollars in thousands, except per share data)
                              (unaudited)

                                               December 31,  June 30,
                                                   2005        2005
                                               ------------ ----------
Assets
Current assets:
Cash and cash equivalents                         $ 25,721  $  10,691
Certificate of deposit                                 500          -
Trade receivables, net of allowance for
 doubtful accounts of $6,200 as of December
 31, 2005 and  $6,452 as of June 30, 2005            8,021      7,018
Trade receivables held for sale                          -     14,006
Trade receivables pledged                               97        763
Inventories                                            148         74
Prepaid expenses and other                           2,593      2,783
                                                  --------- ----------
     Total current assets                           37,080     35,335

Restricted cash                                        503        446
Certificate of deposit                                           500
Long-term trade receivables, net of allowance        3,044      1,754
 for doubtful accounts of $2,468 as of
 December 31, 2005 and $1,508 as of June 30,
 2005
Property and equipment, net                            591        508
Trade receivables pledged                                -          -
Deferred income tax assets                          11,877          -
Merchant account deposits and other                    839        384
                                                  --------- ----------
Total Assets                                      $ 53,934  $  38,927
                                                  ========= ==========

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable                                  $  2,599  $   2,376
Accrued expenses and other                           4,150      5,171
Collateralized borrowings                               97        763
Deferred revenue, current portion                   18,804     33,146
Capital lease obligations, current portion             102         91
                                                  --------- ----------
     Total current liabilities                      25,752     41,547

Capital lease obligations, net of current
 portion                                                30         79
Deferred revenue, net of current portion             5,452     80,904
                                                  --------- ----------
     Total liabilities                              31,234    122,530
                                                  --------- ----------

Commitments and contingencies                            -          -

Stockholders' equity (deficit):
Preferred stock, par value $0.001 per share -
 authorized 5,000,000 shares; none issued                -          -
Common stock, par value $0.001 per share -
 authorized 100,000,000 shares; 12,133,930 and          12         12
 12,130,679 shares outstanding as of December
 31, 2005 and June 30, 2005, respectively
Additional paid-in capital                          75,438     74,807
Accumulated other comprehensive loss                    (5)        (5)
Accumulated deficit                                (52,745)  (158,417)
                                                  --------- ----------
     Total stockholders' equity (deficit)           22,700    (83,603)
                                                  --------- ----------
Total Liabilities and Stockholders' Equity
 (Deficit)                                        $ 53,934  $  38,927
                                                  ========= ==========


                    iMERGENT, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Operations
             (Dollars in thousands, except per share data)
                              (unaudited)

                      Three Months Ended          Six Months Ended
                          December 31,              December 31,
                   -------------------------  ------------------------
                       2005         2004          2005         2004
                    -----------  -----------  -----------  -----------

Revenue:
   Product and
    other revenue  $   117,493  $     5,920  $   126,462  $    10,950
   Commission and
    other revenue        3,002        3,916        5,426        6,936
                   ------------ ------------ ------------ ------------
     Total revenue     120,495        9,836      131,888       17,886
                   ------------ ------------ ------------ ------------
Operating expenses:
  Cost of product
   and other
   revenue               8,409        8,440       14,211       15,006
  Selling and
   marketing             9,721        8,116       17,329       14,557
  General and
   administrative        3,239        2,139        6,743        4,178
  Research and
   development             196          181          469          320
                   ------------ ------------ ------------ ------------
     Total
      operating
      expenses          21,565       18,876       38,752       34,061
                   ------------ ------------ ------------ ------------

Income (loss) from
 operations             98,930       (9,040)      93,136      (16,175)
                   ------------ ------------ ------------ ------------

Other income
 (expense):
   Interest income         605          870        1,280        1,656
   Interest
    expense                 (4)         (39)         (14)         (64)
   Other income
    (expense), net         (44)         122         (275)         141
                   ------------ ------------ ------------ ------------
     Total other
      income, net          557          953          991        1,733
                   ------------ ------------ ------------ ------------

Income (loss)
 before income
 tax (provision)
 benefit                99,487       (8,087)      94,127      (14,442)

Income tax
 (provision)
 benefit                11,703         (178)      11,545         (318)
                                                                 -
                   ------------ ------------ ------------ ------------
Net income (loss)  $   111,190  $    (8,265) $   105,672  $   (14,760)
                   ============ ============ ============ ============

Net income (loss)
 per common share:
     Basic         $      9.16  $     (0.71) $      8.71  $     (1.27)
                   ============ ============ ============ ============
     Diluted       $      8.92  $     (0.71) $      8.46  $     (1.27)
                   ============ ============ ============ ============
Weighted average
 common shares
 outstanding:
    Basic           12,133,930   11,673,170   12,133,032   11,626,704
    Diluted         12,459,597                12,489,110



                    iMERGENT, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              (unaudited)

                                                    Six Months Ended
                                                       December 31,
                                                   -------------------
Increase (decrease) in cash and cash equivalents     2005      2004
                                                   --------- ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                  $105,672  $(14,760)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
    Depreciation and amortization                       130        58
    Amortization of deferred compensation                 -         6
    Expense for stock options issued to employees       588         -
    Expense for stock options issued to
     consultants                                         33        44
    Loss on disposition of property and equipment         -        17
    Changes in assets and liabilities:
       Trade receivables and trade receivables
        held for sale                                11,713    (9,573)
       Inventories                                      (74)      (92)
       Prepaid expenses and other                       190      (288)
       Restricted cash                                  (57)        -
       Merchant account deposits and other             (455)      418
       Deferred income tax asset                    (11,877)        -
       Accounts payable, accrued expenses and
        other liabilities                              (798)    1,151
       Deferred revenue                             (89,794)   24,139
       Income taxes payable                               -      (795)
                                                   --------- ---------
  Net cash provided by operating activities          15,271       325
                                                   --------- ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment                (213)      (50)
                                                   --------- ---------
          Net cash used in investing activities        (213)      (50)
                                                   --------- ---------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net borrowings under line-of credit
      agreements                                          -     1,622
     Proceeds from exercise of options and
      warrants                                           10       418
     Principal payments on capital lease
      obligations                                       (38)      (50)
                                                   --------- ---------
          Net cash (used in) provided by financing
           activities                                   (28)    1,990
                                                   --------- ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS            15,030     2,265

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE
 PERIOD                                              10,691     4,957

                                                   --------- ---------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD $ 25,721  $  7,222
                                                   ========= =========

Supplemental disclosures of non-cash transactions:
     Trade receivables pledged and collateralized
      borrowings                                   $    666  $  1,901
Cash paid during the periods for:
     Interest                                      $      6  $     44
     Income taxes                                  $      5  $  1,059



                    iMERGENT, INC. AND SUBSIDIARIES
                        Deferred Revenue Detail
     Three Months and Six Months Ended December 31, 2005 and 2004
                        (Dollars in thousands)

                             For the three months  For the six months
                                 ended Dec. 31        ended Dec. 31
                             -------------------- --------------------
                                 2005      2004      2005      2004
                              ---------- -------- ---------- ---------
Deferred revenue, beginning
 of period                    $ 119,644  $79,337  $ 114,050  $ 68,990

Add: product and other
 contracts written net of
 estimates for bad debts and
 financial discounts             22,105   19,712     36,668    35,089

Less: amounts recognized as
 product and other revenue     (117,493)  (5,920)  (126,462)  (10,950)
                              ---------- -------- ---------- ---------
Deferred revenue, end of
 period                       $  24,256  $93,129  $  24,256  $ 93,129
                              ========== ======== ========== =========

    Net Dollar Volume of Contracts Written

    The following table summarizes the activity of the net dollar volume of contracts written during each related period.


                    iMERGENT, INC. AND SUBSIDIARIES
       Net Dollar Volume of Contracts Written Reconciling Table
     Three Months and Six Months Ended December 31, 2005 and 2004
                        (Dollars in thousands)

                             For the three months  For the six months
                                 ended Dec. 31        ended Dec. 31
                             -------------------- --------------------
                                 2005      2004      2005      2004
                              ---------- -------- ---------- ---------
Total revenue recognized in
 financial statements         $ 120,495  $ 9,836  $ 131,888  $ 17,886

Less: Product and other
 revenue recognized in
 financial statements          (117,493)  (5,920)  (126,462)  (10,950)

Add: product and other
 contracts written net of
 estimates for bad debts and
 financial discounts             22,105   19,712     36,668    35,089

                              ---------- -------- ---------- ---------
     Net dollar volume of
      contracts written       $  25,107  $23,628  $  42,094  $ 42,025
                              ========== ======== ========== =========


                    iMERGENT, INC. AND SUBSIDIARIES
             Consolidated Statements of Operations for the
               Years Ended June 30, 2005, 2004, and 2003
             (Dollars in thousands except per share data)

                                    2005         2004         2003
                                 -----------  -----------  -----------
                                              (Restated)   (Restated)
Revenue:
     Product and other revenue  $    24,895  $    12,075  $     7,740
     Commission and other
      revenue                        14,180        8,134        4,519
                                ------------ ------------ ------------
          Total revenue              39,075       20,209       12,259
                                 -----------  -----------  -----------

Cost of revenue
     Product and other cost of
      revenue                        29,276       18,642        9,897
     Product & other cost of
      revenue - related party             -            -        1,118
                                ------------ ------------ ------------
          Total cost of revenue      29,276       18,642       11,015
                                ------------ ------------ ------------


Operating expenses

   Research and development             788          358            -
   Selling and marketing             31,750       20,083       12,615
   Selling and marketing -
    related party                         -            -          350
   General and administrative         9,884        7,079        4,400
                                ------------ ------------ ------------
      Total operating expenses       42,422       27,520       17,365
                                ------------ ------------ ------------

Loss from operations                (32,623)     (25,953)     (16,121)

Other income (expense)
   Other income (expense), net           38          (40)          12
   Interest income                    3,773        1,720          818
   Interest expense                     (91)         (43)         (40)
                                ------------ ------------ ------------
      Total other income, net         3,720        1,637          790
                                ------------ ------------ ------------

Loss before income taxes            (28,903)     (24,316)     (15,331)

Income tax provision                   (614)      (1,130)        (299)
                                ------------ ------------ ------------

Net loss                        $   (29,517) $   (25,446) $   (15,630)
                                ============ ============ ============

Loss per share:
     Basic                      $     (2.49) $     (2.25) $     (1.42)
     Diluted                    $     (2.49) $     (2.25) $     (1.42)

Weighted average shares
 outstanding:
    Basic and diluted            11,835,330   11,329,699   11,019,094



                    iMERGENT, INC. AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                        (Dollars in thousands)

                                            Years Ended June 30,
                                       -------------------------------
Increase (decrease) in cash and cash
 equivalents                             2005       2004       2003
-------------------------------------- --------- ---------- ----------
                                                 (Restated) (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                               $(29,517)  $(25,446)  $(15,630)
Adjustments to reconcile net loss to
 net cash provided by operating
    activities:
  Depreciation and amortization             235        121        338
  Amortization of deferred
   compensation                               6         16         12
  Common stock issued for services            -          -         26
  Expense for stock options issued to
   consultants                               88        337        140
  Gain on early extinguishment of debt      (39)         -          -
  Loss on disposition of property and
   equipment                                 23          -          -
  Changes in assets and liabilities:
   Trade receivables and trade
    receivables held for sale            (7,893)   (10,044)    (1,237)
   Inventories                               (3)       (37)       (11)
   Merchant account deposits, prepaid
    expenses and other                   (1,741)      (402)       (32)
   Restricted cash                         (446)         -          -
   Other assets                             670        (30)       416
   Deferred revenue                      45,060     32,913     17,786
   Accounts payable, accrued expenses
    and other liabilities                 1,601      3,058        (44)
   Income taxes payable                  (1,130)       831        299
                                       ---------  ---------  ---------
     Net cash provided by operating
      activities                          6,914      1,317      2,063

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment                   (242)      (173)      (129)
Acquisition of certificate of deposit      (500)         -          -
                                       ---------  ---------  ---------
Net cash used in investing activities      (742)      (173)      (129)
                                       ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under
 line-of credit agreements               (1,378)     1,378          -
Proceeds from exercise of options and
 warrants                                 1,388        327         68
Principal payments on capital lease
 obligations                                (87)       (41)       (82)
Proceeds from financing of insurance
 premium                                      -          -        160
Principal payments on notes payable        (361)      (157)      (158)
Reduction of bank overdraft                   -          -       (136)
                                       ---------  ---------  ---------
Net cash provided by (used in)
 financing activities                      (438)     1,507       (148)
                                       ---------  ---------  ---------

NET INCREASE IN CASH AND CASH
 EQUIVALENTS                              5,734      2,651      1,786

CASH AND CASH EQUIVALENTS AT THE
 BEGINNING OF THE PERIOD                  4,957      2,306        520
                                       ---------  ---------  ---------

CASH AND CASH EQUIVALENTS AT THE END
   OF THE PERIOD                       $ 10,691   $  4,957   $  2,306
                                        ========   ========   ========

Supplemental disclosures of non-cash
 transactions:
     Conversion of exchangeable shares
      for minority interest            $      -   $      -   $    355
     Common stock issued for
      outstanding liabilities                 -         61          -
     Property and equipment acquired
      through capital lease
      obligations                             -        272          -
     Trade receivables pledged and
      collateralized borrowings           3,306        291        489
Cash paid during the year for:
     Interest                                65         43          -
     Income taxes                         2,510        319          -


                    iMERGENT, INC. AND SUBSIDIARIES
                        Deferred Revenue Detail
               Years Ended June 30, 2005, 2004, and 2003
                        (Dollars in thousands)

                                          For the year ended June 30,
                                          ----------------------------
                                            2005      2004      2003
                                          --------- --------- --------
Beginning deferred revenue                $ 68,990  $ 36,077  $18,291

Add: product and other contracts written
 net of estimates for bad debts and
 financial discounts                        69,955    44,988   25,526

Less amounts recognized as product and
 other revenue                             (24,895)  (12,075)  (7,740)
                                          --------- --------- --------
Ending deferred revenue                   $114,050  $ 68,990  $36,077
                                          ========= ========= ========


    Net Dollar Volume of Contracts Written

    The following table summarizes the activity of the net dollar volume of contracts written during each related period.


                    iMERGENT, INC. AND SUBSIDIARIES
       Net Dollar Volume of Contracts Written Reconciling Table
               Years Ended June 30, 2005, 2004, and 2003
                        (Dollars in thousands)

                                        For the year ended June 30,
                                      --------------------------------
                                                   2004        2003
                                        2005    (restated)  (restated)
                                      --------- ----------  ----------
                                              (in thousands)

Deferred revenue, beginning of year   $ 68,990   $ 36,077     $18,291

Add: product and other contracts
 written net of estimates for bad
 debts and financial discounts          69,955     44,988      25,526

Less: amounts recognized as product
 and other revenue                     (24,895)   (12,075)     (7,740)
                                      ---------  ---------    --------
Deferred revenue, end of year         $114,050   $ 68,990     $36,077
                                      ---------  ---------    --------




    CONTACT: iMergent, Inc.
             Rob Lewis, 801-431-4695
             investor_relations@imergentinc.com
             or
             Lippert/Heilshorn & Assoc.
             David Barnard, 415-433-3777 (Investor Relations)
             David@lhai-sf.com
             Kirsten Chapman, 415-433-3777 (Investor Relations) or
             Politis Communications
             David Politis, 801-523-3730 (Media)
             dpolitis@politis.com